Exhibit 10(a)

KIMBALL INTERNATIONAL, INC.
EXECUTIVE ANNUAL CASH INCENTIVE PLAN
Effective July 1, 2021

The Compensation and Governance Committee of the Board of Directors (the “Committee”) of Kimball International, Inc. (the “Company”) believes that the long-term success of the Company depends, in part, on its ability to recruit and retain outstanding individuals as executive officers and to provide these executive officers appropriate incentive to generate profitable growth.
The Executive Annual Cash Incentive Plan (the “Plan”) is adopted and effective as of July 1, 2021, and shall continue in effect thereafter, subject to modification or termination by the Committee, with the design to be evaluated annually. For Plan Participants, as defined herein, the Plan replaces and supersedes the 2019 Annual Cash Incentive Plan as of July 1, 2021.

Objective. The objectives of the Plan are to link an executive officer’s compensation to the financial success of the Company, and to encourage them to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the performance of the Company.

Eligibility. Eligibility is limited to executive officers and approved in writing by the Committee (singularly, “Participant” and collectively, “Participants”).

Incentive Criteria. The Committee sets the performance measure(s) and performance goals at the beginning of the performance period to incent desired results. The performance period is commonly the Company’s fiscal year but may be modified by the Committee as it deems appropriate.

Cash Incentive Amounts. The Committee establishes cash incentive targets for each Participant, expressed as a percentage of the Participant’s salary. The Committee also establishes minimum, target and maximum payout levels. The Plan allows for a payout cap of up to 200% percent of the target incentive. In the event of a change in position of an executive officer during the fiscal year, or for any other reason, the Committee has the discretion to determine adjustments to the executive officer’s participation in or cash incentive payout under the Plan. The Plan is designed so that Participants will achieve maximum cash incentives only if the Company achieves maximum targeted performance levels, considering various economic indicators and improvement objectives, as determined in the sole discretion of the Committee. Any payout under the Plan will be determined based on the Company‘s actual performance, which is determined following the end of the relevant performance period. The Committee’s determination shall be final, binding and conclusive.

Administration. For the applicable performance period, the Committee must approve the performance goals, performance measure computation adjustments, and any other conditions within a reasonable period before or after the commencement of such period. At the end of each performance period, but before Plan incentives may be paid, the Committee must certify in writing whether the performance goals and other conditions have been satisfied. The Committee is authorized to amend or terminate the Plan effective for, during or after any performance periods.

Cash Incentive Payments. Cash incentives will be paid in August of the following fiscal year in a single cash payment, less applicable taxes. If a Participant’s employment is terminated before the actual payment date, the former executive officer will not be entitled to receive that cash incentive payment or any subsequent cash incentive payment, unless the Participant’s termination was caused by Retirement, as defined below, death, permanent disability, or as determined by terms and conditions of a Participant’s written Executive Employment Agreement, or as otherwise required by law. If the Participant’s termination was due to Retirement, death or permanent disability, that Participant or his or her estate, in the event of the Participant’s death, will be entitled to receive any unpaid incentive payments for the previous fiscal year on the scheduled payment date, and a pro-rata share of the current fiscal year incentive, if any has been earned based upon the Company’s actual performance for such fiscal year, which will be paid in full within 2½ months after the end of the Company’s then current fiscal year. “Retirement” means the same as the then-effective written Executive Employment Agreement signed by both a Participant and an authorized executive officer or member of the Board on behalf of the Company, or, in the absence of any such then-effective agreement or definition, means any termination of a Participant’s employment, other than for Cause, as defined below, occurring at or after the Participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States).

“Cause” means one or more of the following occurrences: (i) the Participant's willful and continued failure to perform substantially the duties or responsibilities of the Participant's position (other than by reason of Total Disability as defined in the Company’s long term disability program), or the willful and continued failure to follow lawful instructions of a senior executive or the Board , if such failure continues for a period of five (5) days after the Company delivers to the Participant a written notice identifying such failure; (ii) the Participant's conviction of a felony or of another crime that reflects in a materially adverse manner on the Company in its markets or business operations; (iii) the Participant's engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company or any misconduct that involves moral turpitude; or (iv) the Participant’s failure to uphold a fiduciary duty to the Company or its shareholders.

Repayment, Forfeiture. After the Committee certifies that performance goals and other conditions have been satisfied as described above, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state or municipal taxes later assessed or determined, or otherwise. Notwithstanding the foregoing, the Company reserves the right to, and in appropriate cases, will, seek recovery of all or any portion of cash incentive payments made if (i) the amount of the cash incentive payment was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements; (ii) the Participant engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (iii) the amount of the cash incentive payment that would have been awarded to a Participant would have been lower than the amount actually awarded had the financial results been properly reported. Further, the Company is not limited in its power to take other actions as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

This Plan may be amended by the Committee for any reason, or as required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovering of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other governing jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant.

The Plan is governed by the laws of Indiana and is not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended. All payments shall be reduced for applicable tax withholding.